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                    COMMUNITY FINANCIAL CORP.
                  1998 RELOAD STOCK OPTION PLAN
                        _________________

                         TRUST AGREEMENT
                        _________________

     This Agreement made this _____ day of ____________, 199__, by and between Community Financial Corp. (the "Company") and directors __________, _________, and __________ (acting by majority, the "Trustee").

     WHEREAS, the Company maintains the Community Financial Corp. 1998 Reload Stock Option Plan (the "Plan") and has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan ("Participants"); and

     WHEREAS, the Company wishes to establish a trust (the "Trust") and to contribute assets to the Trust that shall be held therein, subject to the claims of the Company's general creditors in the event of Insolvency, as defined in Section 3(a) hereof, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plan; and

     WHEREAS, it is the intention of the Parties hereto that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing compensation to a select group of management or other highly compensated individuals for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

     WHEREAS, it is the intention of the Company to make contributions to the Trust to enable the Trust to fully fund its liabilities under the Plan; and

     WHEREAS, the Trust is intended to hold a number of shares of the Company's common stock ("Common Stock") sufficient for transfer to Participants as they exercise stock options granted under the Plan; and

     WHEREAS, the Company desires to establish a fund, consisting of the cash dividends that have accumulated from the shares held in the Trust, for the payment of discretionary cash bonuses to employees of the Company and its subsidiaries.

     NOW, THEREFORE, the Parties do hereby establish this Trust and agree that the Trust shall be established and administered as set forth herein:

     Section 1.  Establishment of Trust
     ----------------------------------

     (a) The Company hereby deposits, or will shortly hereafter deposit, with the Trustee in trust an amount expected to be sufficient to permit the Trust to purchase up to 23,606 shares of the Company's common stock ("Common Stock") either directly from the Company or through open market purchases. Said amount shall become the initial principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement.
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     (b)  The Trust shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be unsecured contractual rights of Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) The Company, in its sole discretion, may at any time, or from time to time, make additional contributions of cash or other assets to with the Trustee to augment the principal of the Trust to be held, administered and dispersed by the Trustee as provided for in this Trust Agreement. Neither the Trustee nor any Participant or beneficiary shall have any right to compel such additional contributions.

     (f) Upon a Change in Control within the meaning of Section 13(f) hereof, the Company shall, as soon as possible but in no event longer than ten business days after the Change in Control, make an irrevocable contribution to this Trust in an amount that is projected to be sufficient to pay each Participant the benefits to which he or she is entitled pursuant to the Plan as of the date of the Change in Control.

     Section 2.  Payments to Plan Participants and Their
                 Beneficiaries.
     ---------------------------------------------------

     (a) The Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan, and including transfers of Common Stock from the Trust to Participants), and the date of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to Participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

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     (b)  The entitlement of a Participant or his or her
beneficiaries to benefits under the Plan shall be determined by the Company or such party as it may be designated under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set forth in the Plan.

     (c) The Company may make payment of benefits directly to Participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make such payment of benefits prior to the time amounts are payable to Participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as due. The Trustee shall notify the Company when principal and earnings are insufficient under the Payment Schedule.

     Section 3.  Trustee Responsibility Regarding Payments to
                 Trust Beneficiary When Company Is Insolvent.
     --------------------------------------------------------

     (a) The Trustee shall cease payment of benefits to Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, and (ii) the Company becomes subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b) At all times during the existence of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

     (c) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants or their beneficiaries.

          (1) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

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          (2)  If at any time the Trustee has determined that
the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries, shall liquidate the Trust's investment in Common Stock, and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their beneficiaries as general creditors of the Company with respect to benefits due under the Plan or otherwise.

          (3) The Trustee shall resume the payment of benefits to Participants or their beneficiaries in accordance with
Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

     (d) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

     Section 4.  Payments to the Company.
     ------------------------------------

     Except as provided in Section 3 hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan Participants and their beneficiaries pursuant to the terms of the Plan.

     Section 5.  Investment Authority.
     ---------------------------------

     (a) The Trustee shall have the sole discretion as to the investment of Trust assets, except that to the extent reasonably practicable, the Trustee shall invest all assets of the Trust in Common Stock; provided that the Trust shall not purchase, in the aggregate, more than 23,606 shares of Common Stock.

     (b) All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Participants, except that voting rights with respect to any Common Stock held by the Trust will be exercised in accordance with the terms and conditions for the exercise of voting rights of unallocated shares under the Company's Employee Stock Ownership Plan, as in effect on the date hereof.

     (c) Subject to applicable federal and state securities laws, if for any reason the Trustee determines that it is appropriate to sell shares of Common Stock, the Trustee shall sell such shares by (i) giving each Participant 20 business days within which to purchase, at fair market value, all or part of any shares of Common Stock that the Trustee holds for the benefit of the Participant, and (ii) to the extent purchases by Participants are insufficient to eliminate the Trust's excess

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holdings of Common Stock, to offer to sell, and to sell, all or any part of the excess shares held by the Trust to the following purchasers, in order of priority: first, the Company; second, any benefit plan maintained by the Company or Community Bank & Trust, N.A. (the "Bank"); third, current directors of the Company or the Bank; fourth, current officers of the Company or the Bank; and fifth, members of the general public (through sales on the open market).

     Section 6.  Disposition of Income.
     ----------------------------------

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

     Section 7.  Accounting by Trustee.
     ----------------------------------

     The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, of all transactions, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each December 31 and within 20 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, reflecting all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable recorded separately), and reflecting all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as applicable.

     Section 8.  Responsibility of Trustee.
     --------------------------------------

     (a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust Agreement and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments, except in those cases where the Trustee shall have been found by a court of competent jurisdiction to have acted with gross negligence or willful misconduct. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

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     (c)  The Trustee may consult with legal counsel with
respect to any of its duties or obligations hereunder.

     (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that may accord the Trust the authority to engage in a business and to receive the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

     Section 9.  Compensation and Expenses of Trustee.
     -------------------------------------------------

     The Company shall pay all administrative expenses and the Trustee's fees and expenses relating to the Plan and this Trust.
If not so paid, the fees and expenses shall be paid from the Trust.

     Section 10.  Resignation and Removal of Trustee.
     ------------------------------------------------

     The Trustee may resign at any time by written notice to the Company, which resignation shall be effective 30 days after the Company receives such notice (unless the Company and the Trustee agree otherwise). The Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee, but only if each Participant (and each beneficiary in pay status) consents in writing to such removal.

     If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date or resignation or removal under this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust. Upon resignation or removal of the Trustee and appointment of a Successor Trustee, all assets shall subsequently be transferred to the Successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time for such transfer.

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     Section 11.  Appointment of Successor.
     --------------------------------------

     If the Trustee resigns or is removed in accordance with
Section 10 hereof, the Company may appoint any other party as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the Successor Trustee to evidence the transfer.

     Notwithstanding the foregoing, if the Trustee resigns or is removed following a Change in Control, the Trustee that has resigned or is being removed shall appoint as its successor a third party financial institution that has trust powers and is independent of and unrelated to the entity that has acquired or otherwise obtained control of the Company.

     A Successor Trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The Successor Trustee shall not be responsible for, and the Company shall indemnify and defend the Successor Trustee from, any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes Successor Trustee.

     Section 12.  Amendment or Termination.
     --------------------------------------

     (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, provided that no such amendment shall either conflict with the terms of the Plan, or make the Trust revocable.

     (b) The Trust shall not terminate until the date on which no Participant or his or her beneficiaries is entitled to benefits pursuant to the terms hereof or of the Plan. Upon termination of the Trust, the Trustee shall return any assets remaining in the Trust to the Company.

     (c) Upon written approval of all Participants (or their beneficiaries if they are then entitled to payment of benefits), the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.

     Section 13.  Miscellaneous.
     ---------------------------

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except pursuant to the terms of the Plan and this Trust Agreement.

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     (c)  This Trust Agreement shall be governed by and
construed in accordance with the laws of the State of Illinois, to the extent not preempted by federal law.

     (d) The Trustee agrees to be bound by the terms of the Plan, as in effect from time to time.

     (e) The Trustee shall act by vote or written consent of a majority of its then duly-appointed members.

     (f) "Change in Control" is defined in Paragraph 2(e) of the Plan, and shall be defined in the same manner for purposes of this Trust. Any amendment to said Plan that modifies said definition shall be deemed to apply with equal force, effect, and timing to the definition of Change in Control for purposes of this Trust, except that a modification that may adversely affect a Participant shall be ineffectual as to the Participant unless he or she consents in writing to be bound by the modification.

     Section 14.  Effective Date.
     ----------------------------

     The effective date of this Trust shall be the date of execution designated below.






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     IN WITNESS WHEREOF, the Company, by its duly authorized
officer, has caused this Agreement to be executed, and its corporate seal affixed, and the undersigned Trustees have executed this Trust Agreement, this _____ day of __________, 199__.



ATTEST:                       COMMUNITY FINANCIAL CORP.


____________________          By ______________________
                                  Its President


ATTEST:


____________________          _________________________
                                        Trustee

____________________          _________________________
                                        Trustee

____________________          _________________________
                                        Trustee


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